Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the (1) Coca-Cola Refreshments 401(k) Plan for Ontario, (2) The Philadelphia Coca-Cola Bottling Company 401(k) Union Plan and (3) The Coca-Cola Company 401(k) Plan for Portland, of our reports dated February 23, 2012, with respect to the consolidated financial statements of The Coca-Cola Company, and the effectiveness of internal control over financial reporting of The Coca-Cola Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Atlanta, Georgia

February 23, 2012